Exhibit 10.2

2024 Software R&D Services Agreement

2024 Software Development Service Agreement

This Service Agreement (hereinafter referred to as the “Agreement”) is entered into by and between the following parties:

Client:	Full name: PLATINUM ANALYTICS SINGAPORE PTE. LTD.
	Address:	60 Anson Road, #17-01 Mapletree, Singapore 079914
	Phone:	+65 68227800	Zip:	048621

Service Provider:	Full name: Shanghai Borui Financial Information Service Co., Ltd
	Address:	Room 2057, 2nd Floor, No. 16 Henan South Road, Huangpu District, Shanghai
	Phone:	+86 02155696612	Zip:	200120

With regard to the provision of software research and development services agreed in this Agreement by the Customer to the Service Provider (hereinafter referred to as “Borui”) entrusted by the Customer, the Customer and Borui have reached the following agreement through friendly negotiation:

1	definition

1.1	This Agreement refers to the main text, annexes and all effective amendments and supplementary documents of this Agreement.

1.2	Service: refers to technology-related projects (such as feasibility demonstration, technology forecasting, special technical investigation, analysis and evaluation report, solving specific technical problems, and other analysis, design, planning, development, implementation, training and project management of specific technology projects, etc.). The Services may also include other forms of Services specifically described in the Statement of Work.

2	service

2.1	Borui provides services to the customer at the Borui premises of the technicians, or at the customer’s site, or at other places designated by the customer. Borui will be responsible for arranging service personnel to carry out the specific work content of this project.

2.2	The customer has the right to manage the technical assessment and attendance of the personnel stationed in Borui; If the Borui resident does not meet the client’s requirements, the client has the right to request that Borui re-locate the qualified personnel within 3 working days. However, if the resident personnel have passed the customer’s assessment, the customer shall not require Borui to re-locate other personnel on the grounds that they do not meet the customer’s requirements.

2.3	Once the parties have agreed on the content and schedule of the service and other related matters, they will sign a separate statement of work document (hereinafter referred to as the “Statement of Work”) in which their respective responsibilities will be clarified. Borui shall provide the Services to Customer as specifically described in the Job Description in accordance with the provisions of this Agreement.

2.4	The Statement of Work signed by the parties with respect to a specific Service Project, together with the terms of this Agreement and any other agreement in force referenced in the Statement of Work, constitute the entire agreement between the parties with respect to the Service. Unless a statement of work has been signed, the signing of this Agreement does not indicate the existence of any services between the parties, nor does it constitute an undertaking by either party that any services must be provided or received.

3	Borui obligation

3.1	Borui shall provide the customer with service personnel who meet the customer’s requirements with professional standards, and take all necessary reasonable care to ensure that Borui service personnel comply with the customer’s rules and regulations on the management of the premises when performing their work on the premises.

3.2	If Borui believes that its ability to provide services depends on the basic conditions provided by the Customer, and the accuracy and comprehensiveness of the information and data provided by the Customer, Borui shall understand the Customer’s purpose and needs from the Customer during the task assessment process, and provide a description of the basic conditions and environment (hereinafter referred to as the “Conditions and Environment”) such as relevant data, materials, facilities, workspaces and office services that Borui deems necessary.

3.3	Before providing services, Borui shall accept the conditions and environment provided by the customer, and if it does not meet the requirements of Borui, Borui shall propose it in a timely manner.

3.4	Borui has the right to refuse the customer to adjust or change all or part of the service content unless notified by the customer or agreed by both parties in advance.

3.5	Borui grants Party A and its affiliates permission to use Party B’s [patent or copyright name] within the scope of this Agreement.

4	Customer’s responsibilities

4.1	The customer shall perform the duties of the customer specified in the work description in a timely manner, reasonably arrange the work content of the Borui service personnel, and manage the daily management of the Borui service personnel during the period when they are stationed.

4.2	The customer shall confirm the workload in a timely manner and fulfill the payment obligations.

4.3	Customer shall provide Borui with this Agreement in a full and timely manner3.2 and other agreed information and data.

4.4	The Customer may adjust the duration of the project and change the requested services according to the reasonable needs of its business, subject to prior oral notice and confirmation in writing from Borui.

5	Service Charges, Taxes and Payments

5.1	The parties agree to determine the service fees, overtime and other related expenses payable by Customer to Borui on a quarterly basis based on the circumstances of Borui’s service personnel and the requirements of Customer, according to the standard level of Borui’s service personnel and the standard hourly rate provided in the quotation form of this Agreement.

5.2	Overtime refers to a situation in which work is carried out as usual during the rest time or public holidays specified by Borui. The parties agree that overtime will be paid at 1.5 times the standard hourly rate provided under this Agreement.

5.3	Annex I to this Agreement is a specific quotation agreed by both parties.

5.4	Both parties will settle the service fee on a quarterly basis after determining the working hours according to the work description. Borui shall submit an invoice for the Service Fee as agreed in the Statement of Work, and Customer will pay the amount due and payable within thirty (30) business days of receipt of the invoice.

5.5	If the customer delays the payment of the fees agreed in this agreement, it shall pay liquidated damages to Borui. If Customer does not pay the amounts due to Borui within sixty (60) days from the date of the invoice, Borui may terminate this Agreement and require Customer to refund the fees and liquidated damages due to Borui.

5.6	The customer will be responsible for all taxes that may be incurred in connection with the service fee.

5.7	Borui will settle all charges in RMB, and customers can pay in USD or SGD at the exchange rate provided by Borui’s designated receiving bank or announced by the People’s Bank of China on the same day.

5.8	Due to the needs of the project, the customer has the right to request Borui service personnel to go on a business trip after negotiation between the two parties. The customer shall reimburse the relevant expenses and taxes in accordance with the customer’s business trip management regulations, and provide a certain business trip subsidy if necessary. Borui’s service personnel shall provide true, qualified and reimbursable bills, and Borui shall include the travel allowance and reimbursement expenses in the service fee of the month.

5.9	There is no labor (or labor) contract relationship between the customer and Borui personnel, and any request for labor remuneration made by Borui personnel shall be resolved by Borui itself. The fees in this contract are an agreement between the customer and Borui, and the actual payment of fees by Borui to Borui’s personnel shall be formulated and executed by Borui at its own responsibility, and Borui shall indemnify and hold the customer harmless from any claims for expenses (including social insurance premiums, medical insurance, pensions, taxes, vacation round-trip expenses, etc.) and compensation claims not caused by the customer’s fault (including compensation due to accidental injuries (including work-related injuries), pensions, etc.).

6	intellectual property

6.1	Unless otherwise expressly agreed, nothing in this Agreement shall be construed as a transfer by one party to the other party of its copyrights, patents, trade secrets, trademarks or any other intellectual property rights.

6.2	If it is necessary for Borui to provide the services under this Agreement, the Customer shall license Borui to use the Customer’s copyrighted works or other intellectual property rights free of charge within the scope and period agreed in this Agreement.

6.3	Both parties agree that the property rights, intellectual property rights and other rights and interests of all work products arising from the signing and performance of this Agreement belong to the creation or development entrusted by the Customer, and the intellectual property rights belong to the Customer. However, unless otherwise agreed, this paragraph does not limit Borui from providing any third party with Borui’s original intellectual property rights contained in the work products.

6.4	Borui warrants that all work products provided by Borui do not infringe the intellectual property rights and other rights of any third party. In the event that a third party makes an allegation, controversy or claim for infringement arising from the use of Borui’s work products, Borui shall, at its own expense, take remedial measures within a reasonable time after the occurrence of such event, so that the work products provided do not infringe the rights of others and comply with this Agreement, so as to protect the interests of customers from harm. If the interests of the customer are damaged as a result, Borui shall bear the direct economic losses caused to the customer.

7	secrecy

7.1	Any core information, data, materials and any work results obtained by Borui in the course of providing services to customers and any work results obtained due to the performance of this agreement are confidential information.

7.2	Borui shall not use or disclose such information to any third party without the prior written consent of the customer.

7.3	Borui warrants that it will not disclose confidential information under this Agreement to persons other than those who provide services under this Agreement. Borui shall inform and take necessary and effective measures to ensure that the personnel of Borui participating in the services under this Agreement fulfill their confidentiality obligations under this Agreement. If Borui’s personnel breach the confidentiality obligations under this Agreement, Borui shall be jointly and severally liable.

8	Liability for breach of contract

8.1	The parties acknowledge and agree that confidentiality obligations are a key term of this Agreement. A breach of confidentiality will cause irreparable material harm to the customer. Therefore, both parties agree that if either party improperly discloses the confidential information stipulated in this agreement and causes any damage to the other party, the disclosing party shall compensate the non-breaching party for the direct economic losses of the damaged party.

8.2	Neither party shall be liable for any delay or non-performance caused by force majeure such as fire, flood, government order, riot, etc. However, the other party must be notified in a timely manner, and the written certification documents of the relevant government and chamber of commerce or authoritative media reports must be provided within a reasonable period of time.

8.3	If the customer fails to pay the fees to Borui in accordance with this agreement due to the customer’s reasons, the customer shall pay Borui a liquidated penalty of 0.5% of the outstanding fees payable for each day of delay, and Borui has the right to terminate this agreement by notifying the customer in writing and require the customer to pay the corresponding service fees and liquidated damages.

9	Term and Termination

9.1	This Agreement is valid from January 1, 2024 to December 31, 2024 (unless terminated earlier).

9.2	This Agreement may be terminated upon written notice by either party if:

9.2.1	If a party materially breaches this Agreement and fails to rectify it within thirty (30) days after the other party sends written notice specifying the breach, it shall terminate on its own initiative as of the expiration of such period.

9.2.2	Either party terminates this contract by giving sixty days’ written notice to the other party.

9.2.3	Relevant laws and regulations and other circumstances that may be terminated in advance as agreed in this Agreement.

9.3	Unless there are any exemptions expressly agreed in this Agreement, the Customer who terminates this Agreement early shall pay the fees and related expenses incurred by Borui for providing services as of the date of termination; At the same time, the customer shall receive all the work in progress for which he has paid. If the total of these fees and expenses is less than the total amount already paid by the Customer that Borui has received, Borui shall refund the difference to the Customer within ten (10) business days of receipt of written notice from the Customer.

9.4	Paragraphs 5 and 1 of this Agreement, Article 7, Article 8, Article 9 and Article 10. The provisions of this article and other provisions which by their nature shall continue and remain in force to the extent necessary to protect the rights of the parties.

10	Dispute Resolution

10.1	This Agreement shall be drafted and construed in accordance with and governed by the laws of the People’s Republic of China (excluding Hong Kong, Taiwan and Macau).

10.2	The parties will use reasonable efforts to resolve any dispute arising out of the performance and interpretation of this Agreement. In the event of such a dispute, it shall first be resolved by the appropriate authorized personnel dispatched by each of the parties, and if the dispute is not resolved as a result, either party may seek judicial remedies. This clause shall not affect the right of either party to seek injunctions, property preservation, pre-litigation preservation and other interim relief.

10.3	Unless otherwise specified, the parties agree to submit the dispute unresolved through negotiation to the People’s Court of Haidian District, Beijing for adjudication.

11	General Terms

11.1	Independent Entity: Borui has always acted as an independent party to this Agreement in the formulation and execution of this Agreement. Neither party shall consider the signing of this Agreement as a joint venture, partnership or affiliation between the parties; Neither party has the authority to create any obligations or liabilities, whether express or implied, on behalf of the other party; Neither party can make any commitments or charge and incur any fees on behalf of the other party. Borui’s employees, assistants, and agents are not employees of the customer, and there is no employment relationship with the customer.

11.2	Unless otherwise expressly agreed, Borui will provide all materials, tools and equipment for the performance of this Agreement.

11.3	Assignment: Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. If, with the prior written consent of the Customer, Borui entrusts some or all of the Services to a subcontractor, Borui shall ensure that the quality of the work of the subcontractor is up to the level agreed in this Agreement. The parties agree that the subcontractor’s completion of the tasks under this Agreement shall be deemed to be Borui’s own performance of the agreement, and that Borui shall be liable to the Customer for the subcontractor’s work.

11.4	No Waiver: The failure of either party to exercise any of its rights under this Agreement shall not constitute or be deemed to be a waiver or forfeiture of such or other rights by that party.

11.5	Severability: If any provision of this Agreement is held to be invalid or unenforceable, the remainder shall continue in full force and effect. If such invalid or unenforceable provision is deemed essential to this Agreement, the parties shall promptly negotiate a replacement provision.

11.6	Entire Agreement: This Agreement and its Exhibits constitute the entire agreement between Borui and Customer with respect to this Agreement and supersede any prior communications, representations or agreements, whether oral or written, made by the parties or in the course of entering into this Agreement. Any modification to this Agreement may only be made by a written supplemental agreement stamped by both parties after it has entered into force. Unless the parties expressly agree to replace or supersede specific terms in the body of this Agreement, any terms and conditions that are not reflected in the body of this Agreement that differ from the text of the Agreement shall not apply.

11.7	The annex to this Agreement is an integral part of this Agreement and has the same legal effect as this Agreement.

11.8	This Agreement shall come into force after being sealed by both parties. The original of this Agreement shall be executed in duplicate by both parties, and shall have the same legal effect.

As evidence, this Agreement is signed on the date set forth by the following persons who are fully entitled to act on behalf of the parties:

Client: PLATINUM ANALYTICS SINGAPORE PTE. LTD.	Service Provider: Shanghai Borui Financial Information Service Co., Ltd

Signature/seal of the representative:	Signature/seal of the representative:

Office:	Office:
Beijing time 22.12.2023	Beijing time 22.12.2023

Appendix I: Quotation Form

Post	level	experience	Standard hourly rate RMB (excluding tax).	Rate for overtime hours RMB (excluding tax).
	Level	1-3 years	¥120/hour	¥180/hour
Requirements analysis	Level 2	3-5 years	¥240/hour	¥360/hour
	Level 3	5-8 years	¥340/hour	¥510/hour
	Level	1-3 years	¥160/hour	¥240/hour
	Level 2	3-5 years	¥250/hour	¥375/hour
Technology development	Level 3	5-8 years	¥300/hour	¥450/hour
	Level 4	More than 8 years	¥400/hour	¥600/hour

Quotation requirements and instructions:

1. The above prices quoted do not include any taxes.

2. The above quotation includes: desk usage fee and computer usage fee.

3. The above quotation does not include: quotation of other hardware, network, terminal, third-party services and other software products required for system use.